The printed portions of this form, except differentiated additions, have been approved by the Colorado Real Estate Commission. (CBS4-8-24) (Mandatory 8-24)

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

CONTRACT TO BUY AND SELL REAL ESTATE (LAND)

(☒ Property with No Residences)

(☐ Property with Residences-Residential Addendum Attached)

Date: 8/19/2025

AGREEMENT

1.AGREEMENT. Buyer agrees to buy and Seller agrees to sell the Property described below on the terms and conditions set forth in this contract (Contract).

2.PARTIES AND PROPERTY.

2.1.Buyer. BlueSky AI (Buyer) will take title to the Property described below as ☐ Joint Tenants
☐ Tenants In Common ☒ Other TBD.

2.2.No Assignability. This Contract IS NOT assignable by Buyer unless otherwise specified in Additional Provisions.

2.3.Seller. Snowy River Ranches LLC (Seller) is the current owner of the Property described below.

2.4.Property. The Property is the following legally described real estate in the County of Huerfano, Colorado (insert legal description):

LOT 1 INDIAN POOL RANCH (AMENDED) 36.06 ACRES

known as: 1 Hwy 69/Indian Pool Ranch, Walsenburg, CO 81089

together with the interests, easements, rights, benefits, improvements and attached fixtures appurtenant thereto and all interest of Seller in vacated streets and alleys adjacent thereto, except as herein excluded (Property).

2.5.Inclusions. The Purchase Price includes the following items (Inclusions):

2.5.1.Inclusions. The following items, whether fixtures or personal property, are included in the Purchase Price unless excluded under Exclusions:

n/a

If any additional items are attached to the Property after the date of this Contract, such additional items are also included in the Purchase Price.

2.5.2.Encumbered Inclusions. Any Inclusions owned by Seller (e.g., owned solar panels) must be conveyed at Closing by Seller free and clear of all taxes (except personal property and general real estate taxes for the year of Closing), liens and encumbrances, except:

n/a

Buyer ☐ Will ☐ Will Not assume the debt and obligations on the Encumbered Inclusions subject to Buyer’s review under §10.6. (Encumbered Inclusion Documents) and Buyer’s receipt of written approval by such lender before Closing. If Buyer does not receive such approval this Contract terminates.

2.5.3.Personal Property Conveyance. Conveyance of all personal property will be by bill of sale or other applicable legal instrument.

2.5.4.Leased Items. The following personal property is currently leased to Seller which will be transferred to Buyer at Closing (Leased Items):

n/a

Buyer ☐ Will ☐ Will Not assume Seller’s debt and obligations under such leases for the Leased Items subject to Buyer’s review under §10.6. (Leased Items Documents) and Buyer’s receipt of written approval by such lender before Closing. If Buyer does not receive such approval this Contract terminates.

2.5.5.Solar Power Plan. If the box is checked, Seller has entered into a solar power purchase agreement, regardless of the name or title, to authorize a third-party to operate and maintain a photovoltaic system on the Property and provide electricity (Solar Power Plan) that will remain in effect after Closing. Buyer ☐ Will ☐ Will Not assume Seller’s obligations under such Solar Power Plan subject to Buyer’s review under §10.6. (Solar Power Plan) and Buyer’s receipt of written approval by the third-party before Closing. If Buyer does not receive such approval this Contract terminates.

2.6.Exclusions. The following items are excluded (Exclusions):

n/a

2.7.Water Rights, Well Rights, Water and Sewer Taps.

2.7.1.Deeded Water Rights. The following legally described water rights:

n/a

Any deeded water rights will be conveyed by a good and sufficient n/a deed at Closing.

☐ 2.7.2.Other Rights Relating to Water. The following rights relating to water not included in §§ 2.7.1., 2.7.3., 2.7.4. and 2.7.5., will be transferred to Buyer at Closing:

n/a

☐ 2.7.3.Well Rights. Seller agrees to supply required information to Buyer about the well. Buyer understands that if the well to be transferred is a “Small Capacity Well” or a “Domestic Exempt Water Well” used for ordinary household purposes, Buyer must, prior to or at Closing, complete a Change in Ownership form for the well. If an existing well has not been registered with the Colorado Division of Water Resources in the Department of Natural Resources (Division), Buyer must complete a registration of existing well form for the well and pay the cost of registration. If no person will be providing a closing service in connection with the transaction, Buyer must file the form with the Division within sixty days after Closing. The Well Permit # is n/a.

☐ 2.7.4.Water Stock. The water stock to be transferred at Closing are as follows:

n/a

2.7.5.Water and Sewer Taps. The parties agree that water and sewer taps listed below for the Property are being conveyed as part of the Purchase Price as follows:

n/a

If any water or sewer taps are included in the sale, Buyer is advised to obtain, from the provider, written confirmation of the amount remaining to be paid, if any, time and other restrictions for transfer and use of the taps.

2.7.6.Conveyance. If Buyer is to receive any rights to water pursuant to § 2.7.2. (Other Rights Relating to Water), § 2.7.3. (Well Rights), § 2.7.4. (Water Stock), or § 2.7.5. (Water and Sewer Taps), Seller agrees to convey such rights to Buyer by executing the applicable legal instrument at Closing.

2.7.7.Water Rights Review. Buyer has a Right to Terminate if examination of the Water Rights is unsatisfactory to Buyer on or before the Water Rights Examination Deadline.

2.8.Growing Crops. With respect to growing crops, Seller and Buyer agree as follows:

n/a

3.DATES, DEADLINES AND APPLICABILITY.

3.1.Dates and Deadlines.

Item No.	Reference	Event	Date or Deadline
1	§ 3	Time of Day Deadline	n/a
2	§ 4	Alternative Earnest Money Deadline	7 Days MEC
Title
3	§ 8	Record Title Deadline (and Tax Certificate)	30 Days MEC
4	§ 8	Record Title Objection Deadline	40 Days MEC
5	§ 8	Off-Record Title Deadline	30 Days MEC
6	§ 8	Off-Record Title Objection Deadline	40 Days MEC
7	§ 8	Title Resolution Deadline	45 Days MEC
8	§ 8	Third Party Right to Purchase/Approve Deadline	n/a
Owners' Association
9	§ 7	Association Documents Deadline	n/a
10	§ 7	Association Documents Termination Deadline	n/a
Seller's Disclosures
11	§ 10	Seller’s Property Disclosure Deadline	14 Days MEC
12	§ 10	Lead-Based Paint Disclosure Deadline (if Residential Addendum attached)	n/a
Loan and Credit
13	§ 5	New Loan Application Deadline	n/a
14	§ 5	New Loan Terms Deadline	n/a
15	§ 5	New Loan Availability Deadline	n/a
16	§ 5	Buyer’s Credit Information Deadline	n/a
17	§ 5	Disapproval of Buyer’s Credit Information Deadline	n/a
18	§ 5	Existing Loan Deadline	n/a
19	§ 5	Existing Loan Termination Deadline	n/a
20	§ 5	Loan Transfer Approval Deadline	n/a
21	§ 4	Seller or Private Financing Deadline	n/a
Appraisal
22	§ 6	Appraisal Deadline	n/a
23	§ 6	Appraisal Objection Deadline	n/a
24	§ 6	Appraisal Resolution Deadline	n/a
Survey
25	§ 9	New ILC or New Survey Deadline	114 Days MEC
26	§ 9	New ILC or New Survey Objection Deadline	120 Days MEC
27	§ 9	New ILC or New Survey Resolution Deadline	125 Days MEC
Inspection and Due diligence
28	§ 2	Water Rights Examination Deadline	n/a
29	§ 8	Mineral Rights Examination Deadline	n/a
30	§ 10	Inspection Termination Deadline	120 Days MEC
31	§ 10	Inspection Objection Deadline	120 Days MEC
32	§ 10	Inspection Resolution Deadline	125 Days MEC
33	§ 10	Property Insurance Termination Deadline	n/a
34	§ 10	Due Diligence Documents Delivery Deadline	n/a
35	§ 10	Due Diligence Documents Objection Deadline	n/a
36	§ 10	Due Diligence Documents Resolution Deadline	n/a
37	§ 10	Environmental Inspection Termination Deadline	114 Days MEC
38	§ 10	ADA Evaluation Termination Deadline	n/a
39	§ 10	Conditional Sale Deadline	n/a
40	§ 10	Lead-Based Paint Termination Deadline (if Residential Addendum attached)	n/a
41	§ 11	Estoppel Statements Deadline	n/a
42	§ 11	Estoppel Statements Termination Deadline	n/a
Closing and Possession
43	§ 12	Closing Date	14 Days Post Due Diligence
44	§ 17	Possession Date	Date of Closing, DOD, Funding
45	§ 17	Possession Time	Time of Closing, DOD, Funding
46	§ 27	Acceptance Deadline Date	8/27/2025 Wednesday
47	§ 27	Acceptance Deadline Time	5:00 pm
48	n/a	n/a	n/a
49	n/a	n/a	n/a

3.2.Applicability of Terms. If any deadline blank in § 3.1. (Dates and Deadlines) is left blank or completed with “N/A”, or the word “Deleted,” such deadline is not applicable and the corresponding provision containing the deadline is deleted. Any box checked in this Contract means the corresponding provision applies. If no box is checked in a provision that contains a selection of “None”, such provision means that “None” applies.

The abbreviation “MEC” (mutual execution of this Contract) means the date upon which both parties have signed this Contract. The abbreviation “N/A” as used in this Contract means not applicable.

3.3.Day; Computation of Period of Days; Deadlines.

3.3.1.Day. As used in this Contract, the term “day” means the entire day ending at 11:59 p.m., United States Mountain Time (Standard or Daylight Savings, as applicable). Except however, if a Time of Day Deadline is specified in § 3.1. (Dates and Deadlines), all Objection Deadlines, Resolution Deadlines, Examination Deadlines and Termination Deadlines will end on the specified deadline date at the time of day specified in the Time of Day Deadline, United States Mountain Time. If Time of Day Deadline is left blank or “N/A” the deadlines will expire at 11:59 p.m., United States Mountain Time.

3.3.2.Computation of Period of Days. In computing a period of days (e.g., three days after MEC), when the ending date is not specified, the first day is excluded and the last day is included.

3.3.3.Deadlines. If any deadline falls on a Saturday, Sunday or federal or Colorado state holiday (Holiday), such deadline ☒ Will ☐ Will Not be extended to the next day that is not a Saturday, Sunday or Holiday. Should neither box be checked, the deadline will not be extended.

4.PURCHASE PRICE AND TERMS.

4.1.Price and Terms. The Purchase Price set forth below is payable in U.S. Dollars by Buyer as follows:

Item No.	Reference	Item	Amount	Amount
1	§ 4.1.	Purchase Price	$248,000.00
2	§ 4.3.	Earnest Money		$10,000.00
3	§ 4.5.	New Loan
4	§ 4.6.	Assumption Balance
5	§ 4.7.	Private Financing
6	§ 4.7.	Seller Financing
7	n/a	n/a
8	n/a	n/a
9	§ 4.4.	Cash at Closing		$238,000.00
10		Total	$248,000.00	$248,000.00

4.2.Seller Concession. At Closing, Seller will credit to Buyer $n/a (Seller Concession). The Seller Concession may be used for any Buyer fee, cost, charge or expenditure to the extent the amount is allowed by the Buyer’s lender and is included in the Closing Statement or Closing Disclosure at Closing. Examples of allowable items to be paid for by the Seller Concession include, but are not limited to: Buyer’s closing costs, loan discount points, loan origination fees, prepaid items and any other fee, cost, charge, expense or expenditure. Seller Concession is in addition to any sum Seller has agreed to pay or credit Buyer elsewhere in this Contract.

4.3.Earnest Money. The Earnest Money set forth in this Section, in the form of a good funds., will be payable to and held by Dotter Abstract and Title Co (Earnest Money Holder), in its trust account, on behalf of both Seller and Buyer. The Earnest Money deposit must be tendered, by Buyer, with this Contract unless the parties mutually agree to an Alternative Earnest Money Deadline for its payment. The parties authorize delivery of the Earnest Money deposit to the company conducting the Closing (Closing Company), if any, at or before Closing. In the event Earnest Money Holder has agreed to have interest on Earnest Money deposits transferred to a fund established for the purpose of providing affordable housing to Colorado residents, Seller and Buyer acknowledge and agree that any interest accruing on the Earnest Money deposited with the Earnest Money Holder in this transaction will be transferred to such fund.

4.3.1.Alternative Earnest Money Deadline. The deadline for delivering the Earnest Money, if other than at the time of tender of this Contract, is as set forth as the Alternative Earnest Money Deadline.

4.3.2.Disposition of Earnest Money. If Buyer has a Right to Terminate and timely terminates, Buyer is entitled to the return of Earnest Money as provided in this Contract. If this Contract is terminated as set forth in § 24 and, except as provided in § 23 (Earnest Money Dispute), if the Earnest Money has not already been returned following receipt of a Notice to Terminate, Seller agrees to execute and return to Buyer or Broker working with Buyer, written mutual instructions (e.g., Earnest Money Release form), within three days of Seller’s receipt of such form. If Seller is entitled to the Earnest Money, and, except as provided in § 23 (Earnest Money Dispute), if the Earnest Money has not already been paid to Seller, following receipt of an Earnest Money Release form, Buyer agrees to execute and return to Seller or Broker working with Seller, written mutual instructions (e.g., Earnest Money Release form), within three days of Buyer’s receipt.

4.3.2.1.Seller Failure to Timely Return Earnest Money. If Seller fails to timely execute and return the Earnest Money Release Form, or other written mutual instructions, Seller is in default and liable to Buyer as set forth in “If Seller is in Default”, § 20.2. and § 21, unless Seller is entitled to the Earnest Money due to a Buyer default.

4.3.2.2.Buyer Failure to Timely Release Earnest Money. If Buyer fails to timely execute and return the Earnest Money Release Form, or other written mutual instructions, Buyer is in default and liable to Seller as set forth in “If Buyer is in Default, § 20.1. and § 21, unless Buyer is entitled to the Earnest Money due to a Seller Default.

4.4.Form of Funds; Time of Payment; Available Funds.

4.4.1.Good Funds. All amounts payable by the parties at Closing, including any loan proceeds, Cash at Closing and closing costs, must be in funds that comply with all applicable Colorado laws, including electronic transfer funds, certified check, savings and loan teller’s check and cashier’s check (Good Funds).

4.4.2.Time of Payment. All funds, including the Purchase Price to be paid by Buyer, must be paid before or at Closing or as otherwise agreed in writing between the parties to allow disbursement by Closing Company at Closing OR SUCH NONPAYING PARTY WILL BE IN DEFAULT.

4.4.3.Available Funds. Buyer represents that Buyer, as of the date of this Contract, ☒ Does
☐ Does Not have funds that are immediately verifiable and available in an amount not less than the amount stated as Cash at Closing in § 4.1.

4.5.New Loan. (Omitted as inapplicable)

4.6.Assumption. (Omitted as inapplicable)

4.7.Seller or Private Financing. (Omitted as inapplicable)

TRANSACTION PROVISIONS

5.FINANCING CONDITIONS AND OBLIGATIONS. (Omitted as inapplicable)

5.3.Credit Information. (Omitted as inapplicable)

5.4.Existing Loan Review. (Omitted as inapplicable)

6.APPRAISAL PROVISIONS.

6.1.Appraisal Definition. An “Appraisal” is an opinion of value prepared by a licensed or certified appraiser, engaged on behalf of Buyer or Buyer’s lender, to determine the Property’s market value (Appraised Value). The Appraisal may also set forth certain lender requirements, replacements, removals or repairs necessary on or to the Property as a condition for the Property to be valued at the Appraised Value.

6.2.Appraised Value. The applicable appraisal provision set forth below applies to the respective loan type set forth in § 4.5.3., or if a cash transaction (i.e., no financing), § 6.2.1. applies.

6.2.1.Conventional/Other. Buyer has the right to obtain an Appraisal. If the Appraised Value is less than the Purchase Price, or if the Appraisal is not received by Buyer on or before Appraisal Deadline Buyer may, on or before Appraisal Objection Deadline:

6.2.1.1.Notice to Terminate. Notify Seller in writing, pursuant to § 24.1., that this Contract is terminated; or

6.2.1.2.Appraisal Objection. Deliver to Seller a written objection accompanied by either a copy of the Appraisal or written notice from lender that confirms the Appraised Value is less than the Purchase Price (Lender Verification).

6.2.1.3.Appraisal Resolution. If an Appraisal Objection is received by Seller, on or before Appraisal Objection Deadline and if Buyer and Seller have not agreed in writing to a settlement thereof on or before Appraisal Resolution Deadline, this Contract will terminate on the Appraisal Resolution Deadline, unless

Seller receives Buyer’s written withdrawal of the Appraisal Objection before such termination, (i.e., on or before expiration of Appraisal Resolution Deadline).

6.3.Lender Property Requirements. If the lender imposes any written requirements, replacements, removals or repairs, including any specified in the Appraisal (Lender Property Requirements) to be made to the Property (e.g., roof repair, repainting), beyond those matters already agreed to by Seller in this Contract, this Contract terminates on the earlier of three days following Seller’s receipt of the Lender Property Requirements, or Closing, unless prior to termination: (1) the parties enter into a written agreement to satisfy the Lender Property Requirements; (2) the Lender Property Requirements have been completed; or (3) the satisfaction of the Lender Property Requirements is waived in writing by Buyer.

6.4.Cost of Appraisal. Cost of the Appraisal to be obtained after the date of this Contract must be timely paid by  ☐ Buyer ☐ Seller. The cost of the Appraisal may include any and all fees paid to the appraiser, appraisal management company, lender’s agent or all three.

7.OWNERS’ ASSOCIATIONS. This Section is applicable if the Property is located within one or more Common Interest Communities and subject to one or more declarations (Association).

7.1.Common Interest Community Disclosure. THE PROPERTY IS LOCATED WITHIN A COMMON INTEREST COMMUNITY AND IS SUBJECT TO THE DECLARATION FOR THE COMMUNITY. THE OWNER OF THE PROPERTY WILL BE REQUIRED TO BE A MEMBER OF THE OWNERS’ ASSOCIATION FOR THE COMMUNITY AND WILL BE SUBJECT TO THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION. THE DECLARATION, BYLAWS AND RULES AND REGULATIONS WILL IMPOSE FINANCIAL OBLIGATIONS UPON THE OWNER OF THE PROPERTY, INCLUDING AN OBLIGATION TO PAY ASSESSMENTS OF THE ASSOCIATION. IF THE OWNER DOES NOT PAY THESE ASSESSMENTS, THE ASSOCIATION COULD PLACE A LIEN ON THE PROPERTY AND POSSIBLY SELL IT TO PAY THE DEBT. THE DECLARATION, BYLAWS AND RULES AND REGULATIONS OF THE COMMUNITY MAY PROHIBIT THE OWNER FROM MAKING CHANGES TO THE PROPERTY WITHOUT AN ARCHITECTURAL REVIEW BY THE ASSOCIATION (OR A COMMITTEE OF THE ASSOCIATION) AND THE APPROVAL OF THE ASSOCIATION. PURCHASERS OF PROPERTY WITHIN THE COMMON INTEREST COMMUNITY SHOULD INVESTIGATE THE FINANCIAL OBLIGATIONS OF MEMBERS OF THE ASSOCIATION. PURCHASERS SHOULD CAREFULLY READ THE DECLARATION FOR THE COMMUNITY AND THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION.

7.2.Association Documents to Buyer. Seller is obligated to provide to Buyer the Association Documents (defined below), at Seller’s expense, on or before Association Documents Deadline. Seller authorizes the Association to provide the Association Documents to Buyer, at Seller’s expense. Seller’s obligation to provide the Association Documents is fulfilled upon Buyer’s receipt of the Association Documents, regardless of who provides such documents.

7.3.Association Documents. Association documents (Association Documents) consist of the following:

7.3.1.All Association declarations, articles of incorporation, bylaws, articles of organization, operating agreements, rules and regulations, party wall agreements and the Association’s responsible governance policies adopted under § 38-33.3-209.5, C.R.S.;

7.3.2.Minutes of: (1) the annual owners’ or members’ meeting and (2) any executive boards’ or managers’ meetings; such minutes include those provided under the most current annual disclosure required under § 38-33.3-209.4, C.R.S. (Annual Disclosure) and minutes of meetings, if any, subsequent to the minutes disclosed in the Annual Disclosure. If none of the preceding minutes exist, then the most recent minutes, if any (§§ 7.3.1. and 7.3.2., collectively, Governing Documents); and

7.3.3.List of all Association insurance policies as provided in the Association’s last Annual Disclosure, including, but not limited to, property, general liability, association director and officer professional liability and fidelity policies. The list must include the company names, policy limits, policy deductibles, additional named insureds and expiration dates of the policies listed (Association Insurance Documents);

7.3.4.A list by unit type of the Association’s assessments, including both regular and special assessments as disclosed in the Association’s last Annual Disclosure;

7.3.5.The Association’s most recent financial documents which consist of: (1) the Association’s operating budget for the current fiscal year, (2) the Association’s most recent annual financial statements, including any amounts held in reserve for the fiscal year immediately preceding the Association’s last Annual Disclosure, (3) the results of the Association’s most recent available financial audit or review, (4) list of the fees and charges (regardless of name or title of such fees or charges) that the Association’s community association manager or Association will charge in connection with the Closing including, but not limited to, any fee incident to the issuance of the Association’s statement of assessments (Status Letter), any rush or update fee charged for the Status Letter, any record change fee or ownership record transfer fees (Record Change Fee), fees to access documents, (5) list of all assessments required to be paid in advance, reserves or working capital due at Closing and (6) reserve study, if any (§§ 7.3.4. and 7.3.5., collectively, Financial Documents);

7.3.6.Any written notice from the Association to Seller of a “construction defect action” under § 38-33.3-303.5, C.R.S. within the past six months and the result of whether the Association approved or disapproved such action (Construction Defect Documents). Nothing in this Section limits the Seller’s obligation to disclose adverse material facts as required under § 10.2. (Disclosure of Adverse Material Facts; Subsequent Disclosure; Present Condition) including any problems or defects in the common elements or limited common elements of the Association property.

7.4.Conditional on Buyer’s Review. Buyer has the right to review the Association Documents. Buyer has the Right to Terminate under § 24.1., on or before Association Documents Termination Deadline, based on any unsatisfactory provision in any of the Association Documents, in Buyer’s sole subjective discretion. Should Buyer receive the Association Documents after Association Documents Deadline, Buyer, at Buyer’s option, has the Right to Terminate under § 24.1. by Buyer’s Notice to Terminate received by Seller on or before ten days after Buyer’s receipt of the Association Documents. If Buyer does not receive the Association Documents, or if Buyer’s Notice to Terminate would otherwise be required to be received by Seller after Closing Date, Buyer’s Notice to Terminate must be received by Seller on or before Closing. If Seller does not receive Buyer’s Notice to Terminate within such time, Buyer accepts the provisions of the Association Documents as satisfactory and Buyer waives any Right to Terminate under this provision, notwithstanding the provisions of § 8.6. (Third Party Right to Purchase/Approve).

8.TITLE INSURANCE, RECORD TITLE AND OFF-RECORD TITLE.

8.1.Evidence of Record Title.

☒ 8.1.1.Seller Selects Title Insurance Company. If this box is checked, Seller will select the title insurance company to furnish the owner’s title insurance policy at Seller’s expense. On or before Record Title Deadline, Seller must furnish to Buyer, a current commitment for an owner’s title insurance policy (Title Commitment), in an amount equal to the Purchase Price, or if this box is checked,  ☐ an Abstract of Title certified to a current date. Seller will cause the title insurance policy to be issued and delivered to Buyer as soon as practicable at or after Closing.

☐ 8.1.2.Buyer Selects Title Insurance Company. If this box is checked, Buyer will select the title insurance company to furnish the owner’s title insurance policy at Buyer’s expense. On or before Record Title Deadline, Buyer must furnish to Seller, a current commitment for owner’s title insurance policy (Title Commitment), in an amount equal to the Purchase Price. If neither box in § 8.1.1. or § 8.1.2. is checked, § 8.1.1. applies.

8.1.3.Owner’s Extended Coverage (OEC). The Title Commitment ☒ Will ☐ Will Not contain Owner’s Extended Coverage (OEC). If the Title Commitment is to contain OEC, it will commit to delete or insure over the standard exceptions which relate to: (1) parties in possession, (2) unrecorded easements, (3) survey matters, (4) unrecorded mechanics’ liens, (5) gap period (period between the effective date and time of commitment to the date and time the deed is recorded) and (6) unpaid taxes, assessments and unredeemed tax sales prior to the year of Closing. Any additional premium expense to obtain OEC will be paid by ☒ Buyer  ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☐ Other n/a.

Regardless of whether the Contract requires OEC, the Title Insurance Commitment may not provide OEC or delete or insure over any or all of the standard exceptions for OEC. The Title Insurance Company may require a New Survey or New ILC, defined below, among other requirements for OEC. If the Title Insurance Commitment is not satisfactory to Buyer, Buyer has a right to object under § 8.7. (Right to Object to Title, Resolution).

8.1.4.Title Documents. Title Documents consist of the following: (1) copies of any plats, declarations, covenants, conditions and restrictions burdening the Property and (2) copies of any other documents (or, if illegible, summaries of such documents) listed in the schedule of exceptions (Exceptions) in the Title Commitment furnished to Buyer (collectively, Title Documents).

8.1.5.Copies of Title Documents. Buyer must receive, on or before Record Title Deadline, copies of all Title Documents. This requirement pertains only to documents as shown of record in the office of the clerk and recorder in the county where the Property is located. The cost of furnishing copies of the documents required in this Section will be at the expense of the party or parties obligated to pay for the owner’s title insurance policy.

8.1.6.Existing Abstracts of Title. Seller must deliver to Buyer copies of any abstracts of title covering all or any portion of the Property (Abstract of Title) in Seller’s possession on or before Record Title Deadline.

8.2.Record Title. Buyer has the right to review and object to the Abstract of Title or Title Commitment and any of the Title Documents as set forth in § 8.7. (Right to Object to Title, Resolution) on or before Record Title Objection Deadline. Buyer’s objection may be based on any unsatisfactory form or content of Title Commitment or Abstract of Title, notwithstanding § 13, or any other unsatisfactory title condition, in Buyer’s sole subjective discretion. If the Abstract of Title, Title Commitment or Title Documents are not received by Buyer on or before the Record Title Deadline, or if there is an endorsement to the Title Commitment that adds a new Exception to title, a copy of the new Exception to title and the modified Title Commitment will be delivered to Buyer. Buyer has until the earlier of Closing or ten days after receipt of such documents by Buyer to review and object to: (1) any required Title Document not timely received by Buyer, (2) any change to the Abstract of Title, Title Commitment or Title Documents, or (3) any endorsement to the Title Commitment. If Seller receives Buyer’s Notice to Terminate or Notice of Title Objection, pursuant to this § 8.2. (Record Title), any title objection by Buyer is governed by the provisions set forth in § 8.7. (Right to Object to Title, Resolution). If Seller has fulfilled all Seller’s obligations, if any, to deliver to Buyer all documents required by § 8.1. (Evidence of Record Title) and Seller does not receive Buyer’s Notice to Terminate or Notice of Title Objection by the applicable deadline specified above, Buyer accepts the condition of title as disclosed by the Abstract of Title, Title Commitment and Title Documents as satisfactory.

8.3.Off-Record Title. Seller must deliver to Buyer, on or before Off-Record Title Deadline, true copies of all existing surveys in Seller’s possession pertaining to the Property and must disclose to Buyer all easements, liens (including, without limitation, governmental improvements approved, but not yet installed) or other title matters not shown by public records, of which Seller has actual knowledge (Off-Record Matters). This Section excludes any New ILC or New Survey governed under § 9 (New ILC, New Survey). Buyer has the right to inspect the Property to investigate if any third party has any right in the Property not shown by public records (e.g., unrecorded easement, boundary line discrepancy or water rights). Buyer’s Notice to Terminate or Notice of Title Objection of any unsatisfactory condition (whether disclosed by Seller or revealed by such inspection, notwithstanding § 8.2. (Record Title) and § 13 (Transfer of Title)), in Buyer’s sole subjective discretion, must be received by Seller on or before Off-Record Title Objection Deadline. If an Off-Record Matter is received by Buyer after the Off-Record Title Deadline, Buyer has until the earlier of Closing or ten days after receipt by Buyer to review and object to such Off-Record Matter. If Seller receives Buyer’s Notice to Terminate or Notice of Title Objection pursuant to this § 8.3. (Off-Record Title), any title objection by Buyer is governed by the provisions set forth in § 8.7. (Right to Object to Title, Resolution). If Seller does not receive Buyer’s Notice to Terminate or Notice of Title Objection by the applicable deadline specified above, Buyer accepts title subject to such Off-Record Matters and rights, if any, of third parties not shown by public records of which Buyer has actual knowledge.

8.4.Special Taxing and Metropolitan Districts. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR. The official website for the Metropolitan District, if any, is: n/a.

8.5.Tax Certificate. A tax certificate paid for by ☒ Seller ☐ Buyer, for the Property listing any special taxing or metropolitan districts that affect the Property (Tax Certificate) must be delivered to Buyer on or before Record Title Deadline. If the content of the Tax Certificate is unsatisfactory to Buyer, in Buyer’s sole subjective discretion, Buyer may terminate, on or before Record Title Objection Deadline. Should Buyer receive the Tax Certificate after Record Title Deadline, Buyer, at Buyer’s option, has the Right to Terminate under § 24.1. by Buyer’s Notice to Terminate received by Seller on or before ten days after Buyer’s receipt of the Tax Certificate. If Buyer does not receive the Tax Certificate, or if Buyer’s Notice to Terminate would otherwise be required to be received by Seller after Closing Date, Buyer’s Notice to Terminate must be received by Seller on or before Closing. If Seller does not receive Buyer’s Notice to Terminate within such time, Buyer accepts the content of the Tax Certificate as satisfactory and Buyer waives any Right to Terminate under this provision. If Buyer’s loan specified in §4.5.3. (Loan Limitations) prohibits Buyer from paying for the Tax Certificate, the Tax Certificate will be paid for by Seller.

8.6.Third Party Right to Purchase/Approve. If any third party has a right to purchase the Property (e.g., right of first refusal on the Property, right to purchase the Property under a lease or an option held by a third party to purchase the Property) or a right of a third party to approve this Contract, Seller must promptly submit this Contract according to the terms and conditions of such right. If the third-party holder of such right exercises its right this Contract will terminate. If the third party’s right to purchase is waived explicitly or expires, or the Contract is approved, this Contract will remain in full force and effect. Seller must promptly notify Buyer in writing of the foregoing. If the third party right to purchase is exercised or approval of this Contract has not occurred on or before Third Party Right to Purchase/Approve Deadline, this Contract will then terminate. Seller will supply to Buyer, in writing, details of any Third Party Right to Purchase the Property on or before the Record Title Deadline.

8.7.Right to Object to Title, Resolution. Buyer has a right to object or terminate, in Buyer’s sole subjective discretion, based on any title matters including those matters set forth in § 8.2. (Record Title), § 8.3. (Off-Record Title), § 8.5. (Tax Certificate) and § 13 (Transfer of Title). If Buyer exercises Buyer’s rights to object or terminate based on any such title matter, on or before the applicable deadline, Buyer has the following options:

8.7.1.Title Objection, Resolution. If Seller receives Buyer’s written notice objecting to any title matter (Notice of Title Objection) on or before the applicable deadline and if Buyer and Seller have not agreed to a written settlement thereof on or before Title Resolution Deadline, this Contract will terminate on the expiration of Title Resolution Deadline, unless Seller receives Buyer’s written withdrawal of Buyer’s Notice of Title Objection (i.e., Buyer’s written notice to waive objection to such items and waives the Right to Terminate for that reason), on or before expiration of Title Resolution Deadline. If either the Record Title Deadline or the Off-Record Title Deadline, or both, are extended pursuant to § 8.2. (Record Title) or § 8.3. (Off-Record Title) the Title Resolution Deadline also will be automatically extended to the earlier of Closing or fifteen days after Buyer’s receipt of the applicable documents; or

8.7.2.Title Objection, Right to Terminate. Buyer may exercise the Right to Terminate under § 24.1., on or before the applicable deadline, based on any title matter unsatisfactory to Buyer, in Buyer’s sole subjective discretion.

8.8.Title Advisory. The Title Documents affect the title, ownership and use of the Property and should be reviewed carefully. Additionally, other matters not reflected in the Title Documents may affect the title, ownership and use of the Property, including, without limitation, boundary lines and encroachments, set-back requirements, area, zoning, building code violations, unrecorded easements and claims of easements, leases and other unrecorded agreements, water on or under the Property and various laws and governmental regulations concerning land use, development and environmental matters.

8.8.1.OIL, GAS, WATER AND MINERAL DISCLOSURE. THE SURFACE ESTATE OF THE PROPERTY MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE AND TRANSFER OF THE SURFACE ESTATE MAY NOT NECESSARILY INCLUDE TRANSFER OF THE MINERAL ESTATE OR WATER RIGHTS. THIRD PARTIES MAY OWN OR LEASE INTERESTS IN OIL, GAS, OTHER MINERALS, GEOTHERMAL ENERGY OR WATER ON OR UNDER THE SURFACE OF THE PROPERTY, WHICH INTERESTS MAY GIVE THEM RIGHTS TO ENTER AND USE THE SURFACE OF THE PROPERTY TO ACCESS THE MINERAL ESTATE, OIL, GAS OR WATER.

8.8.2.SURFACE USE AGREEMENT. THE USE OF THE SURFACE ESTATE OF THE PROPERTY TO ACCESS THE OIL, GAS OR MINERALS MAY BE GOVERNED BY A SURFACE USE AGREEMENT, A MEMORANDUM OR OTHER NOTICE OF WHICH MAY BE RECORDED WITH THE COUNTY CLERK AND RECORDER.

8.8.3.OIL AND GAS ACTIVITY. OIL AND GAS ACTIVITY THAT MAY OCCUR ON OR ADJACENT TO THE PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS AND GAS GATHERING AND PROCESSING FACILITIES.

8.8.4.ADDITIONAL INFORMATION. BUYER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THE PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION.

8.8.5.Title Insurance Exclusions. Matters set forth in this Section and others, may be excepted, excluded from, or not covered by the owner’s title insurance policy.

8.9.Mineral Rights Review. Buyer has a Right to Terminate if examination of the Mineral Rights is unsatisfactory to Buyer on or before the Mineral Rights Examination Deadline.

9.NEW ILC, NEW SURVEY.

9.1.New ILC or New Survey. If the box is checked, (1) ☐ New Improvement Location Certificate (New ILC); or, (2) ☒ New Survey in the form of ALTA Survey; is required and the following will apply:

9.1.1.Ordering of New ILC or New Survey.  ☐ Seller ☒ Buyer will order the New ILC or New Survey. The New ILC or New Survey may also be a previous ILC or survey that is in the above-required form, certified and updated as of a date after the date of this Contract.

9.1.2.Payment for New ILC or New Survey. The cost of the New ILC or New Survey will be paid, on or before Closing, by: ☐ Seller ☒ Buyer or:

n/a

9.1.3.Delivery of New ILC or New Survey. Buyer, Seller, the issuer of the Title Commitment (or the provider of the opinion of title if an Abstract of Title) and Code of the West and Binswanger will receive a New ILC or New Survey on or before New ILC or New Survey Deadline.

9.1.4.Certification of New ILC or New Survey. The New ILC or New Survey will be certified by the surveyor to all those who are to receive the New ILC or New Survey.

9.2.Buyer’s Right to Waive or Change New ILC or New Survey Selection. Buyer may select a New ILC or New Survey different than initially specified in this Contract if there is no additional cost to Seller or change to the New ILC or New Survey Objection Deadline. Buyer may, in Buyer’s sole subjective discretion, waive a New ILC or New Survey if done prior to Seller incurring any cost for the same.

9.3.New ILC or New Survey Objection. Buyer has the right to review and object based on the New ILC or New Survey. If the New ILC or New Survey is not timely received by Buyer or is unsatisfactory to Buyer, in Buyer’s sole subjective discretion, Buyer may, on or before New ILC or New Survey Objection Deadline, notwithstanding § 8.3. or § 13:

9.3.1.Notice to Terminate. Notify Seller in writing, pursuant to § 24.1, that this Contract is terminated; or

9.3.2.New ILC or New Survey Objection. Deliver to Seller a written description of any matter that was to be shown or is shown in the New ILC or New Survey that is unsatisfactory and that Buyer requires Seller to correct.

9.3.3.New ILC or New Survey Resolution. If a New ILC or New Survey Objection is received by Seller, on or before New ILC or New Survey Objection Deadline and if Buyer and Seller have not agreed in writing to a settlement thereof on or before New ILC or New Survey Resolution Deadline, this Contract will terminate on expiration of the New ILC or New Survey Resolution Deadline, unless Seller receives Buyer’s written withdrawal of the New ILC or New Survey Objection before such termination (i.e., on or before expiration of New ILC or New Survey Resolution Deadline).

DISCLOSURE, INSPECTION AND DUE DILIGENCE

10.PROPERTY DISCLOSURE, INSPECTION, INDEMNITY, INSURABILITY, DUE DILIGENCE AND SOURCE OF WATER.

10.1.Seller’s Property Disclosure. On or before Seller’s Property Disclosure Deadline, Seller agrees to deliver to Buyer the most current version of the applicable Colorado Real Estate Commission’s Seller’s Property Disclosure form completed by Seller to Seller’s actual knowledge and current as of the date of this Contract.

10.2.Disclosure of Adverse Material Facts; Subsequent Disclosure; Present Condition. Seller must disclose to Buyer any adverse material facts actually known by Seller as of the date of this Contract. Seller agrees that disclosure of adverse material facts will be in writing. In the event Seller discovers an adverse material fact after the date of this Contract, Seller must timely disclose such adverse fact to Buyer. Buyer has the Right to Terminate based on the Seller’s new disclosure on the earlier of Closing or five days after Buyer’s receipt of the new disclosure. Except as otherwise provided in this Contract, Buyer acknowledges that Seller is conveying the Property and Inclusions to Buyer in an “As Is” condition, “Where Is” and “With All Faults.”

10.3.Inspection. Unless otherwise provided in this Contract, Buyer, acting in good faith, has the right to have inspections (by one or more third parties, personally or both) of the Property, Leased Items, and Inclusions (Inspection), at Buyer’s expense. If (1) the physical condition of the Property, including, but not limited to, the roof, walls, structural integrity of the Property, the electrical, plumbing, HVAC and other mechanical systems of the Property, (2) the physical condition of the Inclusions and Leased Items, (3) service to the Property (including utilities and communication services), systems and components of the Property (e.g., heating and plumbing), (4) any proposed or existing transportation project, road, street or highway, or (5) any other activity, odor or noise (whether on or off the Property) and its effect or expected effect on the Property or its occupants is unsatisfactory, in Buyer’s sole subjective discretion, Buyer may:

10.3.1.Inspection Termination. On or before the Inspection Termination Deadline, notify Seller in writing, pursuant to § 24.1., that this Contract is terminated due to any unsatisfactory condition, provided the Buyer did not previously deliver an Inspection Objection. Buyer’s Right to Terminate under this provision expires upon delivery of an Inspection Objection to Seller pursuant to § 10.3.2.; or

10.3.2.Inspection Objection. On or before the Inspection Objection Deadline, deliver to Seller a written description of any unsatisfactory condition that Buyer requires Seller to correct.

10.3.3.Inspection Resolution. If an Inspection Objection is received by Seller, on or before Inspection Objection Deadline and if Buyer and Seller have not agreed in writing to a settlement thereof on or before Inspection Resolution Deadline, this Contract will terminate on Inspection Resolution Deadline unless Seller receives Buyer’s written withdrawal of the Inspection Objection before such termination (i.e., on or before expiration of Inspection Resolution Deadline). Nothing in this provision prohibits the Buyer and the Seller from mutually terminating this Contract before the Inspection Resolution Deadline passes by executing an Earnest Money Release.

10.4.Damage, Liens and Indemnity. Buyer, except as otherwise provided in this Contract or other written agreement between the parties, is responsible for payment for all inspections, tests, surveys, engineering reports, or other reports performed at Buyer’s request (Work) and must pay for any damage that occurs to the Property and Inclusions as a result of such Work. Buyer must not permit claims or liens of any kind against the Property for Work performed on the Property. Buyer agrees to indemnify, protect and hold Seller harmless from and against any liability, damage, cost or expense incurred by Seller and caused by any such Work, claim, or lien. This indemnity includes Seller’s right to recover all costs and expenses incurred by Seller to defend against any such liability, damage, cost or expense, or to enforce this Section, including Seller’s reasonable attorney fees, legal fees and expenses. The provisions of this Section survive the termination of this Contract. This § 10.4. does not apply to items performed pursuant to an Inspection Resolution.

10.5.Insurability. Buyer has the Right to Terminate under § 24.1., on or before Property Insurance Termination Deadline, based on any unsatisfactory provision of the availability, terms and conditions and premium for property insurance (Property Insurance) on the Property, in Buyer’s sole subjective discretion.

10.6.Due Diligence.

10.6.1.Due Diligence Documents. Seller agrees to deliver copies of the following documents and information pertaining to the Property and Leased Items (Due Diligence Documents) to Buyer on or before Due Diligence Documents Delivery Deadline:

10.6.1.1.Occupancy Agreements. All current leases, including any amendments or other occupancy agreements, pertaining to the Property. Those leases or other occupancy agreements pertaining to the Property that survive Closing are as follows (Leases):

n/a

10.6.1.2.Leased Items Documents. If any lease of personal property (§ 2.5.4., Leased Items) will be transferred to Buyer at Closing, Seller agrees to deliver copies of the leases and information pertaining to the personal property to Buyer on or before Due Diligence Documents Delivery Deadline.

10.6.1.3.Encumbered Inclusions Documents. If any Inclusions owned by Seller are encumbered pursuant to § 2.5.2. (Encumbered Inclusions) above, Seller agrees to deliver copies of the evidence of debt, security and any other documents creating the encumbrance to Buyer on or before Due Diligence Documents Delivery Deadline.

10.6.1.4.Solar Power Plan. Copy of any Solar Power Plan not included in Leased Items (regardless of its name or title).

10.6.1.5.Septic Use Permit. If required by the local health department or other applicable government entity, on or before the local health department’s applicable deadline, Seller must pay for and furnish to Buyer a Septic Use Permit.

10.6.1.6.Other Documents. If the respective box is checked, Seller agrees to additionally deliver copies of the following:

☐ 10.6.1.6.1.All contracts relating to the operation, maintenance and management of the Property;

☐ 10.6.1.6.2.Property tax bills for the last n/a years;

☐ 10.6.1.6.3.As-built construction plans to the Property and the tenant improvements, including architectural, electrical, mechanical and structural systems; engineering reports; and permanent Certificates of Occupancy, to the extent now available;

☐ 10.6.1.6.4.A list of all Inclusions to be conveyed to Buyer;

☐ 10.6.1.6.5.Operating statements for the past n/a years;

☐ 10.6.1.6.6.A rent roll accurate and correct to the date of this Contract;

☐ 10.6.1.6.7.A schedule of any tenant improvement work Seller is obligated to complete but has not yet completed and capital improvement work either scheduled or in process on the date of this Contract;

☐ 10.6.1.6.8.All insurance policies pertaining to the Property and copies of any claims which have been made for the past n/a years;

☐ 10.6.1.6.9.Soils reports, surveys and engineering reports or data pertaining to the Property (if not delivered earlier under § 8.3.);

☐ 10.6.1.6.10.Any and all existing documentation and reports regarding Phase I and II environmental reports, letters, test results, advisories and similar documents respective to the existence or nonexistence of asbestos, PCB transformers, or other toxic, hazardous or contaminated substances and/or underground storage tanks and/or radon gas. If no reports are in Seller’s possession or known to Seller, Seller warrants that no such reports are in Seller’s possession or known to Seller;

☐ 10.6.1.6.11.Any Americans with Disabilities Act reports, studies or surveys concerning the compliance of the Property with said Act;

☐ 10.6.1.6.12.All permits, licenses and other building or use authorizations issued by any governmental authority with jurisdiction over the Property and written notice of any violation of any such permits, licenses or use authorizations, if any; and

☐ 10.6.1.6.13.Other:

n/a

10.6.2.Due Diligence Documents Review and Objection. Buyer has the right to review and object based on the Due Diligence Documents. If the Due Diligence Documents are not supplied to Buyer or are unsatisfactory, in Buyer’s sole subjective discretion, Buyer may, on or before Due Diligence Documents Objection Deadline:

10.6.2.1.Notice to Terminate. Notify Seller in writing, pursuant to § 24.1., that this Contract is terminated; or

10.6.2.2.Due Diligence Documents Objection. Deliver to Seller a written description of any unsatisfactory Due Diligence Documents that Buyer requires Seller to correct.

10.6.2.3.Due Diligence Documents Resolution. If a Due Diligence Documents Objection is received by Seller, on or before Due Diligence Documents Objection Deadline and if Buyer and Seller have not agreed in writing to a settlement thereof on or before Due Diligence Documents Resolution Deadline, this Contract will terminate on Due Diligence Documents Resolution Deadline unless Seller receives Buyer’s written withdrawal of the Due Diligence Documents Objection before such termination (i.e., on or before expiration of Due Diligence Documents Resolution Deadline).

10.6.2.4.Automatic Due Diligence Extension. If a Due Diligence Document is not delivered on or before the Due Diligence Documents Deadline, Buyer has until the earlier of Closing or ten days after receipt by Buyer to review and object to such Due Diligence Document. If Buyer’s right to review and object to such Due Diligence Document is extended due to such Due Diligence Document not being delivered on or before the Due Diligence Documents Deadline, the Due Diligence Document Resolution Deadline will also be extended to the earlier of Closing or fifteen days after Buyer’s receipt of such Due Diligence Document.

10.6.3.Zoning. Buyer has the Right to Terminate under § 24.1., on or before Due Diligence Documents Objection Deadline, based on any unsatisfactory zoning and any use restrictions imposed by any governmental agency with jurisdiction over the Property, in Buyer’s sole subjective discretion.

10.6.4.Due Diligence – Environmental. Buyer has the right to obtain environmental inspections of the Property including a Phase I Environmental Site Assessment. ☐ Seller ☒ Buyer will order or provide a current Phase I Environmental Site Assessment (compliant with the most current version of the applicable ASTM E1527 standard practices for Environmental Site Assessments) and/or n/a, at the expense of ☐ Seller ☒ Buyer (Environmental Inspection). If the Phase I Environmental Site Assessment recommends a Phase II Environmental Site Assessment, the Environmental Inspection Termination Deadline will be extended by n/a days (Extended Environmental Inspection Termination Deadline) and if such Extended Environmental Inspection Termination Deadline extends beyond the Closing Date, the Closing Date will be extended a like period of time. In such event, ☐ Seller ☐ Buyer must pay the cost for such Phase II Environmental Site Assessment. Notwithstanding Buyer’s right to obtain additional environmental inspections of the Property in this § 10.6.4., Buyer has the Right to Terminate under § 24.1., on or before Environmental Inspection Termination Deadline, or if applicable, the Extended Environmental Inspection Termination Deadline, based on any unsatisfactory results of Environmental Inspection, in Buyer’s sole subjective discretion.

10.6.5.Due Diligence – ADA. Buyer, at Buyer’s expense, may also conduct an evaluation whether the Property complies with the Americans with Disabilities Act (ADA Evaluation). All such inspections and evaluations must be conducted at such times as are mutually agreeable to minimize the interruption of Seller’s and any Seller’s tenants’ business uses of the Property, if any. Buyer has the Right to Terminate under § 24.1., on or before ADA Evaluation Termination Deadline, based on any unsatisfactory ADA Evaluation, in Buyer’s sole subjective discretion.

10.7.Conditional Upon Sale of Property. This Contract is conditional upon the sale and closing of that certain property owned by Buyer and commonly known as n/a. Buyer has the Right to Terminate under § 24.1. effective upon Seller’s receipt of Buyer’s Notice to Terminate on or before Conditional Sale Deadline if such property is not sold and closed by such deadline. This Section is for the sole benefit of Buyer. If Seller does not receive Buyer’s Notice to Terminate on or before Conditional Sale Deadline, Buyer waives any Right to Terminate under this provision.

10.8.Source of Potable Water (Residential Land and Residential Improvements Only). Buyer
☐ Does ☒ Does Not acknowledge receipt of a copy of Seller’s Property Disclosure or Source of Water Addendum disclosing the source of potable water for the Property. ☒ There is No Well. Buyer ☐ Does ☐ Does Not acknowledge receipt of a copy of the current well permit.

Note to Buyer: SOME WATER PROVIDERS RELY, TO VARYING DEGREES, ON NONRENEWABLE GROUND WATER. YOU MAY WISH TO CONTACT YOUR PROVIDER (OR INVESTIGATE THE DESCRIBED SOURCE) TO DETERMINE THE LONG-TERM SUFFICIENCY OF THE PROVIDER’S WATER SUPPLIES.

10.9.Existing Leases; Modification of Existing Leases; New Leases. Seller states that none of the Leases to be assigned to the Buyer at the time of Closing contain any rent concessions, rent reductions or rent abatements except as disclosed in the Lease or other writing received by Buyer. Seller will not amend, alter, modify, extend or cancel any of the Leases nor will Seller enter into any new leases affecting the Property without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed.

10.10.Lead-Based Paint. [Intentionally Deleted - See Residential Addendum if applicable]

10.11.Carbon Monoxide Alarms. [Intentionally Deleted - See Residential Addendum if applicable]

10.12.Methamphetamine Disclosure. [Intentionally Deleted - See Residential Addendum if applicable]

11.TENANT ESTOPPEL STATEMENTS.

11.1.Estoppel Statements Conditions. Buyer has the right to review and object to any Estoppel Statements. Seller must request from all tenants of the Property and if received by Seller, deliver to Buyer on or before Estoppel Statements Deadline, statements in a form and substance reasonably acceptable to Buyer, from each occupant or tenant at the Property (Estoppel Statement) attached to a copy of the Lease stating:

11.1.1.The commencement date of the Lease and scheduled termination date of the Lease;

11.1.2.That said Lease is in full force and effect and that there have been no subsequent modifications or amendments;

11.1.3.The amount of any advance rentals paid, rent concessions given and deposits paid to Seller;

11.1.4.The amount of monthly (or other applicable period) rental paid to Seller;

11.1.5.That there is no default under the terms of said Lease by landlord or occupant; and

11.1.6.That the Lease to which the Estoppel Statement is attached is a true, correct and complete copy of the Lease demising the premises it describes.

11.2.Seller Estoppel Statement. In the event Seller does not receive from all tenants of the Property a completed signed Estoppel Statement, Seller agrees to complete and execute an Estoppel Statement setting forth the information and documents required in §11.1. above and deliver the same to Buyer on or before Estoppel Statements Deadline.

11.3.Estoppel Statements Termination. Buyer has the Right to Terminate under § 24.1., on or before Estoppel Statements Termination Deadline, based on any unsatisfactory Estoppel Statement, in Buyer’s sole subjective discretion, or if Seller fails to deliver the Estoppel Statements on or before Estoppel Statements Deadline. Buyer also has the unilateral right to waive any unsatisfactory Estoppel Statement.

CLOSING PROVISIONS

12.CLOSING DOCUMENTS, INSTRUCTIONS AND CLOSING.

12.1.Closing Documents and Closing Information. Seller and Buyer will cooperate with the Closing Company to enable the Closing Company to prepare and deliver documents required for Closing to Buyer and Seller and their designees. If Buyer is obtaining a loan to purchase the Property, Buyer acknowledges Buyer’s lender is required to provide the Closing Company, in a timely manner, all required loan documents and financial information concerning Buyer’s loan. Buyer and Seller will furnish any additional information and documents required by Closing Company that will be necessary to complete this transaction. Buyer and Seller will sign and complete all customary or reasonably required documents at or before Closing.

12.2.Closing Instructions. Colorado Real Estate Commission’s Closing Instructions ☐ Are ☒ Are Not executed with this Contract.

12.3.Closing. Delivery of deed from Seller to Buyer will be at closing (Closing). Closing will be on the date specified as the Closing Date or by mutual agreement at an earlier date. At Closing, Seller must provide Buyer with the ability to access the Property. The hour and place of Closing will be as designated by Title Company.

12.4.Disclosure of Settlement Costs. Buyer and Seller acknowledge that costs, quality and extent of service vary between different settlement service providers (e.g., attorneys, lenders, inspectors and title companies).

12.5.Assignment of Leases. Seller must assign to Buyer all Leases at Closing that will continue after Closing and Buyer must assume Seller’s obligations under such Leases. Further, Seller must transfer to Buyer all Leased Items and assign to Buyer such leases for the Leased Items accepted by Buyer pursuant to § 2.5.4. (Leased Items).

13.TRANSFER OF TITLE. Subject to Buyer’s compliance with the terms and provisions of this Contract, including the tender of any payment due at Closing, Seller must execute and deliver the following good and sufficient deed to Buyer, at Closing: ☒ special warranty deed ☐ general warranty deed ☐ bargain and sale deed  ☐ quit claim deed ☐ personal representative’s deed ☐ n/a deed. Seller, provided another deed is not selected, must execute and deliver a good and sufficient special warranty deed to Buyer, at Closing. Unless otherwise specified in § 30 (Additional Provisions), if title will be conveyed using a special warranty deed or a general warranty deed, title will be conveyed “subject to statutory exceptions” as defined in §38-30-113(5)(a), C.R.S.

14.PAYMENT OF LIENS AND ENCUMBRANCES. Unless agreed to by Buyer in writing, any amounts owed on any liens or encumbrances securing a monetary sum against the Property and Inclusions, including any governmental liens for special improvements installed as of the date of Buyer’s signature hereon, whether assessed or not, and previous years’ taxes, will be paid at or before Closing by Seller from the proceeds of this transaction or from any other source.

15.CLOSING COSTS, FEES, ASSOCIATION STATUS LETTER AND DISBURSEMENTS, TAXES AND WITHHOLDING.

15.1.Closing Costs. Buyer and Seller must pay, in Good Funds, their respective closing costs and all other items required to be paid at Closing, except as otherwise provided herein.

15.2.Closing Services Fee. The fee for real estate closing services must be paid at Closing by ☐ Buyer ☐ Seller ☒ One-Half by Buyer and One-Half by Seller ☐ Other n/a.

15.3.Association Fees and Required Disbursements. At least fourteen days prior to Closing Date, Seller agrees to promptly request that the Closing Company or the Association deliver to Buyer a current Status Letter, if applicable. Any fees associated with or specified in the Status Letter will be paid as follows:

15.3.1.Status Letter Fee. Any fee incident to the issuance of Association’s Status Letter must be paid by Seller.

15.3.2.Record Change Fee. Any Record Change Fee must be paid by ☒ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☐ N/A.

15.3.3.Reserves or Working Capital. Unless agreed to otherwise, all reserves or working capital due (or other similar cost not addressed in § 16.2. (Association Assessments)) at Closing must be paid by ☐ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☒ N/A.

15.3.4.Other Fees. Any other fee listed in the Status Letter as required to be paid at Closing will be paid by ☐ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☒ N/A.

15.4.Local Transfer Tax. Any Local Transfer Tax must be paid at Closing by ☐ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☒ N/A.

15.5.Sales and Use Tax. Any sales and use tax that may accrue because of this transaction must be paid when due by ☐ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☒ N/A.

15.6.Private Transfer Fee. Any private transfer fees and other fees due to a transfer of the Property, payable at Closing, such as community association fees, developer fees and foundation fees, must be paid at Closing by ☐ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☒ N/A.

15.7.Water Transfer Fees. Water Transfer Fees can change. The fees, as of the date of this Contract, do not exceed $n/a for:

☐ Water District/Municipality ☐ Water tock

☐ Augmentation Membership ☐ Small Domestic Water Company ☐ n/a

and must be paid at Closing by ☐ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☐ N/A.

15.8.Utility Transfer Fees. Utility transfer fees can change. Any fees to transfer utilities from Seller to Buyer must be paid by ☒ Buyer ☐ Seller ☐ One-Half by Buyer and One-Half by Seller ☐ N/A.

15.9.FIRPTA and Colorado Withholding.

15.9.1.FIRPTA. The Internal Revenue Service (IRS) may require a substantial portion of the Seller’s proceeds be withheld after Closing when Seller is a foreign person. If required withholding does not occur, the Buyer could be held liable for the amount of the Seller’s tax, interest and penalties. If the box in this Section is checked, Seller represents that Seller ☐ IS a foreign person for purposes of U.S. income taxation. If the box in this Section is not checked, Seller represents that Seller is not a foreign person for purposes of U.S. income taxation. Seller agrees to cooperate with Buyer and Closing Company to provide any reasonably requested documents to verify Seller’s foreign person status. If withholding is required, Seller authorizes Closing Company to withhold such amount from Seller’s proceeds. Seller should inquire with Seller’s tax advisor to determine if withholding applies or if an exemption exists.

15.9.2.Colorado Withholding. The Colorado Department of Revenue may require a portion of the Seller’s proceeds be withheld after Closing when Seller will not be a Colorado resident after Closing, if not otherwise exempt. Seller agrees to cooperate with Buyer and Closing Company to provide any reasonably requested documents to verify Seller’s status. If withholding is required, Seller authorizes Closing Company to withhold such amount from Seller’s proceeds. Seller should inquire with Seller’s tax advisor to determine if withholding applies or if an exemption exists.

16.PRORATIONS AND ASSOCIATION ASSESSMENTS.

16.1.Prorations. The following will be prorated to the Closing Date, except as otherwise provided:

16.1.1.Taxes. Personal property taxes, if any, special taxing district assessments, if any, and general real estate taxes for the year of Closing, based on

☐ Taxes for the Calendar Year Immediately Preceding Closing

☒ Most Recent Mill Levy and Most Recent Assessed Valuation, ☐ Other

n/a

16.1.2.Rents. Rents based on  ☐ Rents Actually Received ☐ Accrued. At Closing, Seller will transfer or credit to Buyer the security deposits for all Leases assigned to Buyer, or any remainder after lawful deductions, and notify all tenants in writing of such transfer and of the transferee’s name and address.

16.1.3.Other Prorations. Water and sewer charges, propane, interest on continuing loan and

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16.1.4.Final Settlement. Unless otherwise specified in Additional Provisions, these prorations are final.

16.2.Association Assessments. Current regular Association assessments and dues (Association Assessments) paid in advance will be credited to Seller at Closing. All Association Assessments accrued before Closing must be paid by Seller and all Association Assessments accrued after Closing must be paid by Buyer. Cash reserves held out of the regular Association Assessments for deferred maintenance by the Association will not be credited to Seller except as may be otherwise provided by the Governing Documents. Any special assessment assessed prior to Closing Date by the Association will be the obligation of ☐ Buyer ☐ Seller. Except however, any special assessment by the Association for improvements that have been installed as of the date of Buyer’s signature hereon, whether assessed prior to or after Closing, will be the obligation of Seller unless otherwise specified in Additional Provisions. Seller represents there are no unpaid regular or special assessments against the Property except the current regular assessments and

n/a

Association Assessments are subject to change as provided in the Governing Documents.

17.POSSESSION. Possession of the Property and Inclusions will be delivered to Buyer on Possession Date at Possession Time, subject to the Leases as set forth in § 10.6.1.1.  If Seller, after Closing occurs, fails to deliver possession as specified, Seller will be subject to eviction and will be additionally liable to Buyer, notwithstanding § 20.2. (If Seller is in Default), for payment of $ 2 50 per day (or any part of a day notwithstanding § 3.3., Day) from Possession Date and Possession Time until possession is delivered. Additionally, Buyer may pursue a claim against Seller for any of Buyer’s actual additional damages incurred by Buyer in excess of such amount.

General Provisions

18.CAUSES OF LOSS, INSURANCE; DAMAGE TO INCLUSIONS AND SERVICES; CONDEMNATION; AND WALK-THROUGH. Except as otherwise provided in this Contract, the Property and Inclusions will be delivered in the condition existing as of the date of this Contract, ordinary wear and tear excepted.

18.1.Causes of Loss, Insurance. In the event the Property or Inclusions are damaged by fire, other perils or causes of loss prior to Closing (Property Damage) in an amount of not more than ten percent of the total Purchase Price and if the repair of the damage will be paid by insurance (other than the deductible to be paid by Seller), then Seller, upon receipt of the insurance proceeds, will use Seller’s reasonable efforts to repair the Property before Closing Date. Buyer has the Right to Terminate under § 24.1., on or before Closing Date, if the Property is not repaired before Closing Date, or if the damage exceeds such sum. Should Buyer elect to carry out this Contract despite such Property Damage, Buyer is entitled to a credit at Closing for all insurance proceeds that were received by Seller (but not the Association, if any) resulting from damage to the Property and Inclusions, plus the amount of any deductible provided for in the insurance policy. This credit may not exceed the Purchase Price. In the event Seller has not received the insurance proceeds prior to Closing, the parties may agree to extend the Closing Date to have the Property repaired prior to Closing or, at the option of Buyer, (1) Seller must assign to Buyer the right to the proceeds at Closing, if acceptable to Seller’s insurance company and Buyer’s lender; or (2) the parties may enter into a written agreement prepared by the parties or their attorney requiring the Seller to escrow at Closing from Seller’s sale proceeds the amount Seller has received and will receive due to such damage, not exceeding the total Purchase Price, plus the amount of any deductible that applies to the insurance claim.

18.2.Damage, Inclusions and Services. Should any Inclusion or service (including utilities and communication services), system, component or fixture of the Property (collectively Service) (e.g., heating or plumbing), fail or be damaged between the date of this Contract and Closing or possession, whichever is earlier, then Seller is liable for the repair or replacement of such Inclusion or Service with a unit of similar size, age and quality, or an equivalent credit, but only to the extent that the maintenance or replacement of such Inclusion or Service is not the responsibility of the Association, if any, less any insurance proceeds received by Buyer covering such repair or replacement. If the failed or damaged Inclusion or Service is not repaired or replaced on or before Closing or possession, whichever is earlier, Buyer has the Right to Terminate under § 24.1., on or before Closing Date, or, at the option of Buyer, Buyer is entitled to a credit at Closing for the repair or replacement of such Inclusion or Service. Such credit must not exceed the Purchase Price. If Buyer receives such a credit, Seller’s right for any claim against the Association, if any, will survive Closing.

18.3.Condemnation. In the event Seller receives actual notice prior to Closing that a pending condemnation action may result in a taking of all or part of the Property or Inclusions, Seller must promptly notify Buyer, in writing, of such condemnation action. Buyer has the Right to Terminate under § 24.1., on or before Closing Date, based on such condemnation action, in Buyer’s sole subjective discretion. Should Buyer elect to consummate this Contract despite such diminution of value to the Property and Inclusions, Buyer is entitled to a credit at Closing for all condemnation proceeds awarded to Seller for the diminution in the value of the Property or Inclusions, but such credit will not include relocation benefits or expenses or exceed the Purchase Price.

18.4.Walk-Through and Verification of Condition. Buyer, upon reasonable notice, has the right to walk through the Property prior to Closing to verify that the physical condition of the Property and Inclusions complies with this Contract.

18.5.Risk of Loss – Growing Crops. The risk of loss for damage to growing crops by fire or other casualty will be borne by the party entitled to the growing crops as provided in § 2.8. and such party is entitled to such insurance proceeds or benefits for the growing crops.

19.RECOMMENDATION OF LEGAL AND TAX COUNSEL. By signing this Contract, Buyer and Seller acknowledge that their respective broker has advised that this Contract has important legal consequences and has recommended: (1) legal examination of title; (2) consultation with legal and tax or other counsel before signing this Contract as this Contract may have important legal and tax implications; (3) to consult with their own attorney if Water Rights, Mineral Rights or Leased Items are included or excluded in the sale; and (4) to consult with legal counsel if there are other matters in this transaction for which legal counsel should be engaged and consulted. Such consultations must be done timely as this Contract has strict time limits, including deadlines, that must be complied with.

20.TIME OF ESSENCE, DEFAULT AND REMEDIES. Time is of the essence for all dates and deadlines in this Contract. This means that all dates and deadlines are strict and absolute. If any payment due, including Earnest Money, is not paid, honored or tendered when due, or if any obligation is not performed timely as provided in this Contract or waived, the non-defaulting party has the following remedies:

20.1.If Buyer is in Default:

☐ 20.1.1.Specific Performance. Seller may elect to cancel this Contract and all Earnest Money (whether or not paid by Buyer) will be paid to Seller and retained by Seller. It is agreed that the Earnest Money is not a penalty, and the parties agree the amount is fair and reasonable. Seller may recover such additional damages as may be proper. Alternatively, Seller may elect to treat this Contract as being in full force and effect and Seller has the right to specific performance or damages, or both.

20.1.2.Liquidated Damages, Applicable. This § 20.1.2. applies unless the box in § 20.1.1. is checked. Seller may cancel this Contract. All Earnest Money (whether or not paid by Buyer) will be paid to Seller and retained by Seller. It is agreed that the Earnest Money amount specified in § 4.1. is LIQUIDATED DAMAGES and not a penalty, which amount the parties agree is fair and reasonable and (except as provided in §§ 10.4. and 21), such amount is SELLER’S ONLY REMEDY for Buyer’s failure to perform the obligations of this Contract. Seller expressly waives the remedies of specific performance and additional damages.

20.2.If Seller is in Default:

20.2.1.Specific Performance, Damages or Both. Buyer may elect to treat this Contract as canceled, in which case all Earnest Money received hereunder will be returned to Buyer and Buyer may recover such damages as may be proper. Alternatively, in addition to the per diem in § 17 (Possession) for failure of Seller to timely deliver possession of the Property after Closing occurs, Buyer may elect to treat this Contract as being in full force and effect and Buyer has the right to specific performance or damages, or both.

20.2.2.Seller’s Failure to Perform. In the event Seller fails to perform Seller’s obligations under this Contract, to include, but not limited to, failure to timely disclose Association violations known by Seller, failure to perform any replacements or repairs required under this Contract or failure to timely disclose any known adverse material facts, Seller remains liable for any such failures to perform under this Contract after Closing. Buyer’s rights to pursue the Seller for Seller’s failure to perform under this Contract are reserved and survive Closing.

21.LEGAL FEES, COST AND EXPENSES. Anything to the contrary herein notwithstanding, in the event of any arbitration or litigation relating to this Contract, prior to or after Closing Date, the arbitrator or court must award to the prevailing party all reasonable costs and expenses, including attorney fees, legal fees and expenses.

22.MEDIATION. If a dispute arises relating to this Contract (whether prior to or after Closing) and is not resolved, the parties must first proceed, in good faith, to mediation. Mediation is a process in which the parties meet with an impartial person who helps to resolve the dispute informally and confidentially. Mediators cannot impose binding decisions. Before any mediated settlement is binding, the parties to the dispute must agree to the settlement, in writing. The parties will jointly appoint an acceptable mediator and will share equally in the cost of such mediation. The obligation to mediate, unless otherwise agreed, will terminate if the entire dispute is not resolved within thirty days of the date written notice requesting mediation is delivered by one party to the other at that party’s last known address (physical or electronic as provided in § 26). Nothing in this Section prohibits either party from filing a lawsuit and recording a lis pendens affecting the Property, before or after the date of written notice requesting mediation. This Section will not alter any date in this Contract, unless otherwise agreed.

23.EARNEST MONEY DISPUTE. Except as otherwise provided herein, Earnest Money Holder must release the Earnest Money following receipt of written mutual instructions, signed by both Buyer and Seller. In the event of any controversy regarding the Earnest Money, Earnest Money Holder is not required to release the Earnest

Money. Earnest Money Holder, in its sole subjective discretion, has several options: (1) wait for any proceeding between Buyer and Seller; (2) interplead all parties and deposit Earnest Money into a court of competent jurisdiction (Earnest Money Holder is entitled to recover court costs and reasonable attorney and legal fees incurred with such action); or (3) provide notice to Buyer and Seller that unless Earnest Money Holder receives a copy of the Summons and Complaint or Claim (between Buyer and Seller) containing the case number of the lawsuit (Lawsuit) within one hundred twenty days of Earnest Money Holder’s notice to the parties, Earnest Money Holder is authorized to return the Earnest Money to Buyer. In the event Earnest Money Holder does receive a copy of the Lawsuit and has not interpled the monies at the time of any Order, Earnest Money Holder must disburse the Earnest Money pursuant to the Order of the Court. The parties reaffirm the obligation of § 22 (Mediation). This Section will survive cancellation or termination of this Contract.

24.TERMINATION.

24.1.Right to Terminate. If a party has a right to terminate, as provided in this Contract (Right to Terminate), the termination is effective upon the other party’s receipt of a written notice to terminate (Notice to Terminate), provided such written notice was received on or before the applicable deadline specified in this Contract. If the Notice to Terminate is not received on or before the specified deadline, the party with the Right to Terminate accepts the specified matter, document or condition as satisfactory and waives the Right to Terminate under such provision. Any Notice to Terminate delivered after the applicable deadline specified in the Contract is ineffective and does not terminate this Contract.

24.2.Effect of Termination. In the event this Contract is terminated, all Earnest Money received hereunder must be timely returned to Buyer and the parties are then relieved of all obligations hereunder, subject to §§ 10.4. and 21.

25.ENTIRE AGREEMENT, MODIFICATION, SURVIVAL; SUCCESSORS. This Contract, its exhibits and specified addenda, constitute the entire agreement between the parties relating to the subject hereof and any prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this Contract. No subsequent modification of any of the terms of this Contract is valid, binding upon the parties, or enforceable unless made in writing and signed by the parties. Any right or obligation in this Contract that, by its terms, exists or is intended to be performed after termination or Closing survives the same. Any successor to a party receives the predecessor’s benefits and obligations of this Contract.

26.NOTICE, DELIVERY AND CHOICE OF LAW.

26.1.Physical Delivery and Notice. Any document or notice to Buyer or Seller must be in writing, except as provided in § 26.2. and is effective when physically received by such party, any individual named in this Contract to receive documents or notices for such party, Broker, or Brokerage Firm of Broker working with such party (except any notice or delivery after Closing must be received by the party, not Broker or Brokerage Firm).

26.2.Electronic Notice. As an alternative to physical delivery, any notice may be delivered in electronic form to Buyer or Seller, any individual named in this Contract to receive documents or notices for such party, Broker or Brokerage Firm of Broker working with such party (except any notice or delivery after Closing, cancellation or Termination must be received by the party, not Broker or Brokerage Firm) at the electronic address of the recipient by facsimile, email or E-signature software.

26.3.Electronic Delivery. Electronic Delivery of documents and notice may be delivered by: (1) email at the email address of the recipient, (2) a link or access to a website or server provided the recipient receives the information necessary to access the documents, or (3) facsimile at the facsimile number (Fax No.) of the recipient.

26.4.Choice of Law. This Contract and all disputes arising hereunder are governed by and construed in accordance with the laws of the State of Colorado that would be applicable to Colorado residents who sign a contract in Colorado for real property located in Colorado.

27.NOTICE OF ACCEPTANCE, COUNTERPARTS. This proposal will expire unless accepted in writing, by Buyer and Seller, as evidenced by their signatures below and the offering party receives notice of such acceptance pursuant to § 26 on or before Acceptance Deadline Date and Acceptance Deadline Time. If accepted, this document will become a contract between Seller and Buyer. A copy of this Contract may be executed by each party, separately and when each party has executed a copy thereof, such copies taken together are deemed to be a full and complete contract between the parties.

28.GOOD FAITH. Buyer and Seller acknowledge that each party has an obligation to act in good faith including, but not limited to, exercising the rights and obligations set forth in the provisions of Financing Conditions and Obligations; Title Insurance, Record Title and Off-Record Title; New ILC, New Survey; and Property Disclosure, Inspection, Indemnity, Insurability Due Diligence and Source of Water.

29.BUYER’S BROKERAGE FIRM COMPENSATION. Buyer’s brokerage firm’s compensation will be paid, at Closing, as follows:

☒ 29.1.3% of the Purchase Price or $n/a by Seller. Buyer’s brokerage firm is an intended third-party beneficiary under this provision only. The amount paid by Seller under this provision is in addition to any other amounts Seller is paying on behalf of Buyer elsewhere in this Contract.

☐ 29.2.n/a% of the Purchase Price or $n/a by Buyer pursuant to a separate agreement between Buyer and Buyer’s brokerage firm. This amount may be modified between Buyer and Buyer’s brokerage firm outside of this Contract.

☐ 29.3.n/a% of the Purchase Price or $n/a by a separate agreement between Buyer’s brokerage firm and Seller’s brokerage firm.

ADDITIONAL PROVISIONS AND ATTACHMENTS

30.ADDITIONAL PROVISIONS. (The following additional provisions have not been approved by the Colorado Real Estate Commission.)

This Contract is Assignable by Buyer with written approval from Seller.

Inspection Period: Buyer shall have 120 days after its receipt of all due diligence items to conduct all necessary document examinations, physical inspections, and project feasibility study. Buyer shall have the right to terminate the purchase agreement in the event the inspection is unsatisfactory.

Due Diligence shall include receipt of necessary Conditional Use Permit and Utility Service Agreements.

Following the initial 120-day due diligence period Buyer may, upon written notice and acceptance by Seller, extend the Inspection Period by another 60 days. At which time the initial earnest money deposit of $10,000 shall become non-refundable and Buyer shall make an additional deposit of $5,000, within 3 business days, and the entire $15,000 shall become non-refundable.

Due Diligence: Due Diligence period shall provide for the Buyer to apply for and secure the following approvals:

A. Conditional Use Permit

B. Colorado Department of Highways Access w/o any Acceleration/deceleration lanes

C. Will Serve Commitment for all utilities City of Walsenburg D . San Isabel Power Purchase Agreement

E. Other as may be required to secure final approval all on terms acceptable to the Buyer.

Contract: The draft purchase and sale agreement (PSA) shall be prepared by the Buyer.

Closing Costs: Buyer shall be responsible for its attorney fees, extended title policy premiums (if any), and 50% of the escrow fees charged by the closing agent. The Seller shall be responsible for its attorney fees, transfer taxes, the standard title policy premiums and title search fees, and 5 0% of the escrow fees charged by the closing agent.

Closing Schedule: Close of escrow will occur within 14 days following expiration of the Inspection Period.

31.OTHER DOCUMENTS.

31.1.Documents Part of Contract. The following documents are a part of this Contract:

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31.2.Documents Not Part of Contract. The following documents have been provided but are not a part of this Contract:

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Signatures

/s/ Trent D’Ambrosio	Date:	8/26/2025

Buyer: BlueSky AI

By: Trent D'Ambrosio, CEO

Address: 5300 S 900 E, STE 280 Murray UT 84117

Phone:Fax:

Email Address:

[NOTE: If this offer is being countered or rejected, do not sign this document.]

/s/ Sam Faris, Manager	Date:	8/26/2025

Seller: Snowy River Ranches LLC

By: Sam Faris, Manager

Address:

Phone: Fax:

Email Address:

END OF CONTRACT TO BUY AND SELL REAL ESTATE